ALS AURORA LOAN

SERVICES INC

Corporate Headquarters / 2530 S. Parker Rd., Suite 601 / Aurora, CO 80014 / phone: 303 632 3000 800 880 0128 / fax: 303 632 3001

Management's Assertion on Compliance with Minimum Servicing Standards

Set Forth in the Uniform Single Attestation Program for Mortgage Bankers

Report of Management

We, as members of management of Aurora Loan Services Inc. (the "Company"), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the UASP as of November 30, 2002 and for the year then ended. Based on this evaluation, we assert that during the year ended November 30, 2002, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $30,000,000.

Ralph A. Lenzi III

Ralph A. Lenzi III

Chief Executive Officer

Rick W. Skogg

Rick W. Skogg

President

Roy W. Browning III

Roy W. Browning III

Chief Financial Officer

Alexandra M. Delargy

Alexandra M. Delargy

Senior Vice President and Controller

March 14, 2003